Exhibit 2.01
Resource Extraction Payment Report
The table below sets forth payments made by SM Energy Company (the "Company") to the U.S. Federal Government for the commercial development of oil and natural gas during the year ended December 31, 2025. Payments are reported on a cash basis according to the year in which the payment was made. The Company has one reportable segment, the oil, gas, and NGL exploration and production segment ("E&P Segment"), which made all payments presented. The Company did not make any payments to foreign governments during the year ended December 31, 2025.

For the year ended December 31, 2025
							Payment Types
Country	Government / Payee Name	Subnational Political Jurisdiction	Project	Resource	Method of Extraction	Business Segment	Royalties	Fees	Total

							(in millions)
United States	Office of Natural Resources Revenue	Utah	Uinta Basin	Oil and Natural Gas	Wells	E&P Segment	$17	$—	$17
United States	Bureau of Land Management	Utah	Uinta Basin	Oil and Natural Gas	Wells	E&P Segment	$—	$1	$1
Total Payments							$17	$1	$18
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Note: All payments were made in USD, the Company’s reporting currency.